The National Government of Kenya in Cooperation with Busia County Government and AmericaTowne, Holding, Inc.
Procedures for Delivery of Equipment and Payment Pursuant to the Award Letter, 24 July 2018, for Tender NO NGMT/BW/12/2018-2019

This Memorandum Serves as a basis for completing the Partnership between National Government of Kenya in Cooperation with Busia County Government, Kenya, and AmericaTowne, Holdings Inc.

Pursuant to the Award Letter of 24 July 2018 from the Honorable H.E Kamau Thuge, Principal Secretary National Treasury, Office of the Treasury, Kenya approving the partnership with AmericaTowne, Holdings, Inc., and the National Government of Kenya and Busia County Government for the purchase of equipment and machinery and services for pumping water to various locations within the designated areas within Busia County. The Tender totals 7.63 billion Kenya Shillings ($76 million USD).

The equipment will be provided under Tender NGMT/BW/12/2018-2019.

To ensure prompt delivery of required equipment, AmericaTowne, Holdings, Inc., and National Government of Kenya in Cooperation with Busia County Government, Kenya agree that:

National Government of Kenya in Cooperation with Busia County Government, Kenya and AmericaTowne, Holdings, Inc., will work closely together to ensure prompt and efficient fulfillment of the partnership and delivery of required equipment.

AmericaTowne, Holdings, Inc. will immediately take action to source the required equipment upon receipt of the required specifications from, Busia County and coordinate with the Ministry of Water and Energy and other appropriate ministries.

By August 8, 2018, AmericaTowne, Holdings, Inc. will present an invoice to the National Treasury, Office of the Treasury, Kenya for the total costs of the equipment under the Resolution.

Upon receipt of invoice by AmericaTowne Holdings, Inc., the National Treasury, Office of the Treasury, Kenya will pay seventy-five percent (75%) of the total invoice for the tender in US Dollars to AmericaTowne, Holdings, Inc. as designated by AmericaTowne' Chief Executive Officer.

Upon receipt of initial funds of seventy-five percent (75%) of the invoice value, AmericaTowne Holdings, Inc., will within 60 days and or at the most expeditious time deliver the total equipment requested to Busia County.

After delivery of all equipment requested, and upon AmericaTowne, Holding Inc. presenting its final invoice for the Tender to the National Treasury, Office of the Treasury will pay to AmericaTowne Holdings, Inc. the remaining payments of twenty-five percent (25%) in US Dollars for each invoice as designated by AmericaTowne' Chief Executive Officer.

AMERICATOWNE HOLDINGS, INC.,
a Nevada corporation

By: Alton Perkins
Its: Chief Executive Officer

Dated: 7/27/2018

Office of the Treasury

By: H.E Kamau Thuge
Its: Principal Secretary, National Treasury, Kenya

Dated: 27/07/2018

REPUBLIC OF KENYA

OFFICE OF THE TREASURY

24th JULY 2018

THE C.E.O
AMERICATOWNE HOLDINGS I.N.C
4700 HOMEWOOD CT SUITE 100
RALEIGH NC.

Dear Sir,

RE : AWARD TENDER NO NGMT/BW/12/2018-2019

The National government in cooperation with Busia county government do hereby notify your company on the award of tender number NGMT/BW/12/2018-2019 of supply machineries amounting to 7.63 Billion Shillings for pumping water from lake Victoria and its environs. This project is funded by the national government on mutual understanding with the county government of Busia and payment to your company will be made by the national government on the 75% payment in advance and 25% upon completion of the supply.

This project will be monitored closely by the ministry of water and the engineers from other ministries for assurance of accountability.

Again the undersigned do congratulate your firm for professionalism and hope of working with you on other projects that will require your output.

Your response on the matter will be highly appreciated.

Yours faithfully,

Dct. Kamau Thuge
Principal Secretary National Treasury.
Cc: Cabinet Secretary National Treasury.